EXHIBIT 99.1

Terra Tech Corp. to Present at The MicroCap Conference on April 4th at 11AM in New York City at the Essex House

CEO Derek Peterson to also participate in panel discussion on the growing cannabis industry

Irvine, CA — March 27, 2017 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech”) or (the “Company”), a vertically integrated cannabis-focused agriculture company, today announced that its Chief Executive Officer, Derek Peterson, will present at this year's MicroCap Conference on April 4th at 11AM Eastern at the Essex House in New York City.

The Corporate Presentation will be Webcast at http://wsw.com/webcast/microcapconf3/trtc. Mr. Peterson will also participate in a panel discussion on the current state of the cannabis industry on April 4th, 2017, at 5:40PM Eastern.

CONFERENCE OVERVIEW AND STRUCTURE

The MicroCap Conference is an exclusive event for investors who specialize in small and microcap stocks. It is an opportunity to be introduced to and speak with management at some of the most attractive small companies, learn from various expert panels, and mingle with other microcap investors.

The MicroCap Conference will take place in New York City at the Essex House on April 4th. Registration will begin on Tuesday at 7:00AM, and will last until the evening. The conference will be jam-packed with company sessions, presentations, and networking with portfolio managers, analysts, and private investors.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, MediFarm LLC and GrowOp Technology. Blüm’s retail medical cannabis facilities focus on providing the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions. Blüm offers a broad selection of medical cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. Terra Tech’s MediFarm LLC subsidiaries are focused on medical cannabis cultivation and permitting businesses throughout Nevada. The Company’s wholly-owned subsidiary GrowOp Technology, specializes in controlled environment agricultural technologies.

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For more information about Terra Tech Corp visit: http://www.terratechcorp.com/
For more information about IVXX visit: http://ivxx.com/
For more information about Blüm Nevada visit: http://letsblum.com
For more information about Blüm Oakland visit: http://blumoak.com/
Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline
Follow us on Twitter @terratechcorp
Follow us on Instagram @socal_IVXX
For more information about Edible Garden visit: http://www.ediblegarden.com/
Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts
Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

News Compliments of ACCESSWIRE.

FOR MORE INFORMATION

Please visit: www.microcapconf.com

Or, contact Tony Yu at tony@microcapconf.com

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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